UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 16, 2017

NOVATION COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-22897	74-2830661
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Grand Boulevard, Suite 201B, Kansas City, MO		64106
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (816) 237-7000

2114 Central Street, Suite 600, Kansas City, MO 64108
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed by Novation Companies, Inc. (the “Company”) in its periodic reports filed with the Securities and Exchange Commission, NovaStar Mortgage Funding Corporation (“NMFC”) and NovaStar Mortgage, Inc., wholly-owned subsidiaries of the Company, NMFC’s individual directors, several securitization trusts sponsored by the Company (collectively, the “Affiliated Defendants”) and several unaffiliated investment banks and credit rating agencies, were named as defendants in a securities class action lawsuit, pending in the United States District Court for the Southern District of New York, entitled New Jersey Carpenters Health Fund v. The Royal Bank of Scotland Group, Et Al., Case No. 08-CV-5310 (the “Action”).

On March 8, 2017, the parties to the Action entered into a Stipulation and Agreement of Settlement (the “Settlement Agreement”). Subject to the terms and conditions thereof, the Settlement Agreement provides for the dismissal with prejudice of any and all claims and potential claims by the plaintiffs and the settlement class against the defendants asserted in or related to the Action in exchange for the payment of a total of $165 million (the “Settlement Amount”). The entire portion of the Settlement Amount allocated to the Affiliated Defendants will be funded by available insurance.

The proposed settlement and the Settlement Agreement remain subject to, among other things, the approval by the court in the Action and the bankruptcy court exercising jurisdiction over the Company’s chapter 11 case.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVATION COMPANIES, INC.

DATE: March 16, 2017	/s/ Rodney E. Schwatken Rodney E. Schwatken Chief Executive Officer